Exhibit (d)(1)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net assets)

Voya Corporate Leaders® 100 Fund	0.500% on first $500 million of assets;
0.450% on next $500 million of assets; and
0.400% thereafter

Direct Investments1
Voya Global Income & Growth Fund	0.750% on all assets
Other Investments2
(formerly, Voya Global Multi-Asset
0.400%
Fund)
Underlying Funds3

0.180% on assets

0.750% on the first $1 billion of assets;
Voya Large Cap Value Fund	0.7250% on the next $1 billion of assets;
0.700% on the next $1 billion of assets;
0.675% on the next $1 billion of assets; and
0.650% thereafter

1“Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

2

3

“Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of form N-1A, as it was in effect as of the date of this contract.

A-1

Series	Annual Management Fee
(as a percentage of average daily net assets)

Voya MI Dynamic Small Cap Fund	0.750% on all assets
(formerly, Voya Small Company Fund)

Voya MI Dynamic SMID Cap Fund	0.550% on first $500 million of assets;
0.525% on next $250 million of assets;
(formerly, Voya Mid Cap Research	0.500% on next $1.25 billion of assets; and
Enhanced Index Fund	0.475% thereafter

0.850% on the first $500 million of assets;
Voya MidCap Opportunities Fund	0.800% on the next $400 million of assets;
0.750% on the next $450 million of assets; and

0.700% thereafter

Actively Managed Assets4
Voya Multi-Manager Mid Cap Value	0.800% on assets
Fund	Passively Managed Assets5
0.400% on assets

Voya Small Cap Growth Fund	0.800% on all assets

Voya VACS Series MCV Fund	0.00% on all assets

4“Actively Managed Assets” shall mean assets which are not “Passively Managed Assets.”

5“Passively Managed Assets” shall mean assets which are managed with a goal of replicating an index.

A-2